Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Greys Corporation

We consent to the inclusion in the foregoing Registration Statement on Form S-1/A, Amendment No. 1 (Registration No. 333-205574), of our report dated March 31, 2015 relating to our audit of the balance sheet of Greys Corporation (the “Company”) as of December 31, 2014, and the related statements of income, stockholders' deficit, and cash flows for the period from May 20, 2014 (Inception) through December 31, 2014.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

October 29, 2015